[X Logo]                                                            NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS FIRST QUARTER 2000 FINANCIAL RESULTS

--------------------------------------------------------------------------------

         Austin, TX -- (Business Wire) - May 15, 2000 -- Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the quarter ended March 31, 2000. Significant highlights of Brigham's financial performance during the first quarter include:

o Net equivalent production volumes increased 20% relative to the first quarter of 1999, after adjusting for the sale of producing reserves completed in mid-1999;

o Higher realized oil and gas sales prices contributed to production revenue growth of 41% in the current year quarter despite the mid-1999 producing property sales; and

o Year-over-year cash flow growth - 90% higher EBITDA and 97% higher operating cash flow - due to improved realized sales prices and reduced unit operating costs.

FIRST QUARTER 2000 RESULTS

         Average net daily production volumes for the first quarter 2000 were 17 million cubic feet of equivalent natural gas (MMcfe), or an increase of 4% over volumes produced during the fourth quarter 1999. Excluding net production attributable to properties sold in June 1999, Brigham's average net daily production would have been 14.2 MMcfe for the first quarter 1999, resulting in comparable year-over-year production growth of 20% over those adjusted volumes. Drilling discoveries made late in 1999 are not expected to contribute a full quarter of production until the second quarter of 2000 and drilling success thus far this year will not contribute fully until the third quarter of 2000.

         The currently producing Palmer State #2 well in the Home Run Field in Brooks County, Texas, began flowing to sales from four commingled Lower Vicksburg intervals in late February and is currently producing approximately 9 MMcfe per day, or 2.6 MMcfe net to Brigham. Brigham's recently announced Springer discovery in its Anadarko Basin province began flowing to sales in early May at a rate of 4.9 MMcfe per day (2.7 MMcfe net) and is expected to be increased to over 7 MMcfe per day (3.9 MMcfe net) once pipeline capacity is increased. Lastly, the first development well to Brigham's late 1999 Home Run Field discovery, the Palmer State #3, is currently completing with commingled production from multiple Lower Vicksburg intervals expected some time in June.

         Natural gas and oil sales for the first quarter of 2000 were $4.5 million, or a 41% increase from the same period last year as significantly improved realized oil prices ($27.16 vs. $11.39 per Bbl) and 12% higher oil production offset lower realized natural gas prices ($1.93 vs. $2.09 per Mcf) and 10% lower natural gas production. Realized natural gas prices during the first quarter of 2000 were negatively impacted by losses on natural gas hedging transactions totaling $514,000, or $0.55 per Mcf, as compared with natural gas hedging gains of $559,000, or $0.53 per Mcf, in the prior year period.

         Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) increased 90% to $3.2 million in the first quarter of 2000 from $1.7 million in the first quarter of 1999, while operating cash flow for the first quarter of 2000 was $2.5 million ($0.16 per share), an increase from $1.3 million ($0.09 per share) for the same period in 1999. Despite these significant improvements in cash flow, Brigham reported a net loss of $2.2 million ($0.14 per share) for the first quarter of 2000 compared to a net loss of $1.9 million ($0.15 per share) for the prior year period. The increased net loss in the current year period was primarily the result of: (i) higher net interest expenses, (ii) an increase in depletion of natural gas and oil properties, and (iii) expenses related to the change in fair market value of certain outstanding oil and natural gas hedging contracts.

         Lease operating expenses for the first quarter of 2000 were $459,000 ($0.30 per Mcfe), or 14% lower than the first quarter of 1999 and 21% lower than the fourth quarter of 1999. Also lower in the current year quarter, net general and administrative expenses were $740,000 ($0.48 per Mcfe) in the first quarter of 2000, or a 19% reduction from the first quarter of 1999 and a 4% reduction from the fourth quarter of 1999.

         Net capital expenditures incurred in exploration and development operations during the first quarter of 2000 totaled $4.4 million, including $2.7 million for drilling projects, $314,000 for land and G&G activities and $1.5 million for capitalized G&A and interest expenses.

MANAGEMENT COMMENT

         Curtis Harrell, Brigham's Chief Financial Officer, stated, "We are pleased to report improved cash flow growth in the first quarter of 2000 despite the sale of producing properties in mid-1999 that represented almost 20% of our first quarter 1999 net production. Our 41% revenue growth in the current year quarter reflects both the benefit that we realized from significantly higher year-over-year realized oil prices and the negative impact of losses on our natural gas hedges. Efforts to improve our cost structure continue to benefit our financial performance through lower field operating and general overhead expenses. Brigham's goal this year remains to cost effectively add to our reserve base through the execution of our $20 million drilling budget, and to deliver consistent quarterly improvement in overall profitability. Based on the wells recently completed and currently completing, we anticipate continued growth in quarterly production and cash flow for the remainder of 2000."

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. The Company's actual capital expenditures in 2000 may differ from the estimates discussed herein. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, availability of sufficient capital resources by the Company and its project participants, federal and state regulatory developments and other risks more fully described in the Company's filings with the Securities and Exchange Commission.

Contact:  Christopher A. Phelps, Vice President - Finance and Strategic Planning
          (512) 427-3300 / investor@bexp3d.com

Page 3
                          BRIGHAM EXPLORATION COMPANY
                 SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share data) (unaudited)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        1999            2000
                                                    ------------    ------------
Revenues:
  Natural gas and oil sales                         $   3,191       $   4,505
  Workstation revenue                                      90              33
                                                    ---------       ---------
                                                        3,281           4,538
Costs and expenses:
  Lease operating                                         535             459
  Production taxes                                        169             304
  General and administrative                              918             740
  Depletion of natural gas and oil properties           1,361           1,764
  Depreciation and amortization                           127             123
  Amortization of stock compensation                       58              12
                                                    ---------       ---------
                                                        3,168           3,402
                                                    ---------       ---------
  Operating income                                        113           1,136
Interest expense, net                                  (2,081)         (2,775)
Interest income                                            24              37
Other expense (a)                                          --            (596)
                                                    ---------       ---------
  Net loss before income taxes                         (1,944)         (2,198)
Income tax expense                                         --              --
                                                    ---------       ---------
  Net loss                                          $  (1,944)      $  (2,198)
                                                    =========       =========
Net loss per share:
  Basic / Diluted                                   $   (0.15)      $   (0.14)

Wt. avg. common shares outstanding:
  Basic / Diluted                                      13,317          15,279

(a) Includes $443,000 of non-cash expenses related to changes in the fair market value of certain hedging contracts in the first quarter 2000.


               PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                  (unaudited)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        1999            2000
                                                    ------------    ------------
Avg. net daily production:
  Natural gas (MMcf)                                     11.6            10.4
  Oil (Bbls)                                              978           1,100
  Equivalent natural gas (MMcfe) (6:1)                   17.5            17.0
Total net production:
  Natural gas (MMcf)                                    1,047             940
  Oil (MBbls)                                              88              99
  Equivalent natural gas (MMcfe) (6:1)                  1,575           1,534
  % Natural gas                                           66%             61%
Sales prices:
  Natural gas ($/Mcf) (a)                           $    2.09       $    1.93
  Oil ($/Bbl) (b)                                   $   11.39       $   27.16
  Equivalent natural gas ($/Mcfe) (6:1)             $    2.03       $    2.94
Other financial data:
  EBITDA ($000)(c)                                  $   1,683       $   3,199
  Operating cash flow ($000) (d)                    $   1,256       $   2,472
  Operating cash flow per share (d)                 $    0.09       $    0.16

(a) Includes the effects of natural gas hedging gains of $559,000 ($0.53 per Mcf) in the first quarter 1999, and losses of $514,000 ($0.55 per Mcf) in the first quarter 2000.
(b) Includes the effects of oil hedging losses of $2,000 ($0.02 per Bbl) in the first quarter 2000.
(c) Net income (loss) plus interest expense, DD&A expenses, deferred income taxes and other non-cash items.
(d) Net income (loss) plus DD&A expenses, deferred income taxes and other non-cash items.

Page 4
                          BRIGHAM EXPLORATION COMPANY
                      SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands) (unaudited)

                                                          December 31,              March 31,
                                                             1999                     2000
                                                        --------------           --------------
Assets:
  Current assets                                        $        8,264           $        7,212
  Natural gas and oil properties, at cost, net                 112,066                  114,675
  Other property and equipment, at cost, net                     1,686                    1,572
  Other non-current assets                                       3,667                    4,002
                                                        --------------           --------------
    Total assets                                        $      125,683           $      127,461
                                                        ==============           ==============

Liabilities and stockholders' equity:
  Current liabilities                                   $       17,744           $       13,532
  Notes payable                                                 56,000                   58,000
  Senior subordinated notes, net                                41,341                   42,898
  Other non-current liabilities                                  1,600                    1,741
                                                        --------------           --------------
    Total liabilities                                   $      116,685           $      116,171
  Stockholders' equity                                           8,998                   11,290
                                                        --------------           --------------
    Total liabilities and stockholders' equity          $      125,683           $      127,461
                                                        ==============           ==============

                 SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands) (unaudited)
                                                              Three Months Ended March 31,
                                                        ---------------------------------------
                                                             1999                     2000
                                                        --------------           --------------
Cash flows from operating activities:
  Net loss                                              $       (1,944)          $       (2,198)
  Depletion, depreciation and amortization                       1,488                    1,887
  Interest paid through issuance of add'l senior
    sub. notes                                                   1,300                    1,477
  Amortization of deferred stock compensation                       58                       12
  Amortization of deferred loan fees                               262                      391
  Amortization of discount on senior subordinated notes             92                      180
  Amortization of deferred loss on derivatives
    instruments                                                     -                       280
  Market value adjustment for derivatives instruments               -                       443
  Changes in deferred income tax liability                          -                        -
                                                        --------------           --------------
    Operating cash flow                                          1,256                    2,472
  Changes in working capital and other items                     3,844                   (5,444)
                                                        --------------           --------------
    Cash flows provided (used) by operating activities           5,100                   (2,972)

  Cash flows (used) provided by investing activities              (290)                  (4,157)
  Cash flows (used) provided by financing activities              (361)                   6,046
                                                        --------------           --------------
    Net increase (decrease) in cash and cash
      equivalents                                       $        4,449           $       (1,083)
                                                        ==============           ==============
                             SUMMARY PER MCFE DATA
                                  (unaudited)
                                                              Three Months Ended March 31,
                                                        ---------------------------------------
                                                             1999                     2000
                                                        --------------           --------------
Revenues:
  Natural gas and oil sales                             $         2.03           $         2.94
  Workstation revenue                                             0.06                     0.02
                                                        --------------           --------------
                                                                  2.09                     2.96
Cost and expenses:
  Lease operating                                                 0.34                     0.30
  Production taxes                                                0.11                     0.20
  General and administrative                                      0.58                     0.48
  Depletion of natural gas and oil properties                     0.86                     1.15
  Depreciation and amortization                                   0.08                     0.08
  Amortization of stock compensation                              0.04                     0.01
                                                        --------------           --------------
                                                                  2.01                     2.22
                                                        --------------           --------------

Operating income                                        $         0.08           $         0.74
                                                        --------------           --------------